First Security Group Announces 2013 Earnings
Strong Fourth Quarter Loan Growth Achieved

CHATTANOOGA, TN, February 25, 2014 - First Security Group, Inc. (NASDAQ: FSGI) (“First Security” or “FSG”) today reported net income available to common shareholders for 2013 of $11.4 million, as compared to a loss of $39.6 million for 2012. For the fourth quarter of 2013, First Security reported a net loss allocated to common shareholders of $646 thousand, as compared to a $1.4 million loss in the third quarter of 2013 and a $16.1 million loss for the fourth quarter of 2012.
“Last fall, we stated that it was essential to achieve significant improvement in loan and revenue growth,” said Michael Kramer, First Security’s President and Chief Executive Officer. “With nearly $50 million of loan growth and over $1 million of improvement in non-interest expense in the fourth quarter, the momentum towards a return to operating profitability is real and within reach.”
During the fourth quarter of 2013, loans increased $48.5 million, or 9.1% (36.3% annualized) to $583.1 million. Commercial real estate loans increased $39.3 million, residential 1-4 family loans increased $7.1 million and commercial and industrial loans increased $4.5 million.
For the fourth quarter of 2013, net interest income improved by $313 thousand, or 5.1%, to $6.5 million compared to $6.2 million for the linked third quarter of 2013. Total interest income declined by $22 thousand primarily due to lower interest income on investment securities as FSG sold approximately $22.8 million of investment securities to support higher yielding loan growth. As a majority of the fourth quarter loan growth was achieved in the latter half of the quarter, the full income impact will be realized in the first quarter of 2014. Total interest expense improved by $335 thousand through reductions in the costs of deposits as well as reductions in total deposits.
“Taking a step back and reviewing the steady quarterly improvement from each consecutive quarter in 2013, we reduced non-interest expense by at least $1 million each quarter while, at the same time, increasing total revenues (net interest income plus non-interest income) by an average of nearly $500 thousand each quarter,” said John Haddock, First Security’s EVP and Chief Financial Officer. “While we will remain focused on improving our operational efficiencies in 2014, we will also continue to actively restructure our earning asset mix by growing loans and reducing the excess liquidity in our investment portfolio to improve our overall yield and margin.”
During the fourth quarter, First Security continued to improve its deposit mix by deploying excess liquidity to reduce higher cost customer CDs and brokered deposits as they matured and by increasing pure deposits, defined as transaction-based accounts. During the fourth quarter, average customer CDs and brokered deposits decreased by $60.8 million, or 12.3% while pure deposits increased by $7.9 million, or 1.8% (7.1% annualized) to $452.5 million. During the fourth quarter, the changes in deposit mix resulted in the average rate paid on customer deposits improving from 0.56% to 0.48% and the overall cost of deposits improving from 0.84% to 0.74%. As of December 31, 2013, pure deposits totaled 52.0% of total deposits as compared to 40.9% as of December 31, 2012.
With continued asset quality improvement and minimal charge-offs, First Security recorded a $955 thousand negative provision to the allowance for loan and lease losses for the quarter and a $2.7 million negative provision for the year. First Security realized net recoveries of $754 thousand during the fourth quarter of 2013 and $565 thousand in net charge-offs for the year. Nonaccrual loans increased by $400 thousand to $7.2 million as of December 31, 2013 compared to $6.8 million as of September 30, 2013. Nonperforming loans to total loans was 1.39% as of December 31, 2013 as compared to 1.37% as of September 30, 2013. Based on the continued stability in asset quality and the net recoveries, the negative provision was necessary to adjust the allowance for loan losses to the Company’s current estimate of $10.5 million. The ratio of the allowance to total loans declined from 2.00% as of September 30, 2013 to 1.80% as of December 31, 2013.
Non-interest expense decreased by $1.0 million to $10.1 million for the fourth quarter of 2013 as compared to the third quarter of 2013. During the fourth quarter, First Security completed the consolidation of two branches and announced the pending consolidations of two branches to be completed by mid-2014. As of December 31, 2013, full-time equivalent employees declined to 285 as compared to 313 as of September 30, 2013 and 329 as of December 31, 2012. The associated cost savings with the reduced workforce is at least $2 million in salary and benefits annually with full realization to begin in the first quarter of 2014. Various other cost saving are anticipated to further reduce non-interest expense for 2014.
“Significant progress was made in the fourth quarter, but we recognize that we have significant work remaining to realize our full potential following the recapitalization,” said CEO Kramer. “We remain confident in our ability to build a top-tier community bank in our strong East Tennessee markets.”

About First Security Group, Inc.
First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee, with $1.0 billion in assets. Founded in 1999, First Security’s community bank subsidiary, FSGBank, N.A. has 28 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, internet banking (www.FSGBank.com).
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security’s management uses these “non-GAAP” measures in its analysis of First Security’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non- GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on First Security’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1993) that are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements include, among others, an estimated goodwill impairment charge and the assumptions underlying this estimate. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.
FOR FURTHER INFORMATION:
John R. Haddock, EVP & CFO
Tel: (423) 308-2075
E-mail: jhaddock@FSGBank.com